Restricted Stock Award Agreement

THE SHARES ISSUABLE PURSUANT TO THIS AGREEMENT ARE SUBJECT TO THE PROVISIONS OF THE COMPANY'S EQUITY-BASED COMPENSATION PLAN AND THIS AGREEMENT IS ENTERED INTO PURSUANT THERETO.
To:
Date of Grant:
Number of Shares:

Republic Companies Group, Inc., a Delaware corporation (the "Company"), is pleased to grant you an award (the "Plan Award") consisting of an aggregate of [ ] shares (the "Restricted Shares") of the Company's authorized Common Stock, subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this "Award Agreement") and the Republic Companies Group, Inc. Equity-Based Compensation Plan as it may be amended from time to time (the "Plan"). The Plan Award is governed by the terms of this Award Agreement and, where appropriate, the Plan. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

This Award Agreement sets forth the terms of the agreement between you and the Company with respect to the Restricted Shares. By accepting this Award Agreement, you agree to be bound by all of the terms hereof.

1. Definitions

As used in this Award Agreement, the following terms have the meanings set forth below:
  "Board" means the Company's Board of Directors.
  "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.
  "Committee" shall mean the committee or sub-committee established by the Board to administer part or all of the Plan.
  "Common Stock" means the common stock, par value $.01 per share, of the Company as authorized from time to time.
  "Date of Grant" means [ ].
  "Plan Award" has the meaning set forth in the first paragraph of the Award Agreement.

2. Escrow of Restricted Shares

The Company shall evidence the Restricted Shares in the manner that it deems appropriate. The Company may issue in your name a certificate or certificates representing the Restricted Shares and retain that certificate or those certificates until the restrictions on such Restricted Shares expire as described in Sections 5, 6, or 7 of this Award Agreement or the Restricted Shares are forfeited as contemplated in Sections 4 and 7 of this Award Agreement. If the Company certificates the Restricted Shares, you shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. You hereby agree that the Company shall hold the Restricted Shares and, if applicable, the related stock powers pursuant to the terms of this Award Agreement until such time as a certificate or certificates are delivered to you, or the Restricted Shares are otherwise transferred to you free of restrictions, or the Restricted Shares are canceled and forfeited pursuant to this Agreement.

3. Ownership of Restricted Shares

From and after the time that the Restricted Shares have been issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement.

4. Restrictions; Forfeiture

The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until such restrictions are removed or expire as described in Section 5, 6, or 7 of this Agreement. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company. You hereby agree that if the Restricted Shares are forfeited, as provided in Section 7, the Company shall have the right to deliver the Restricted Shares to the Company's transfer agent for cancellation or, at the Company's election, for transfer to the Company to be held by the Company in treasury or any designee of the Company.

5. Expiration of Restrictions and Risk of Forfeiture

The restrictions on all of the Restricted Shares granted pursuant to this Award Agreement will expire and the Restricted Shares will become transferable and nonforfeitable according to the schedule set forth in this Section 5, provided, however, that such restrictions will expire on such dates only if you have been an Employee continuously from the Date of Grant through the applicable vesting date.

On or After Each of the Following Vesting Dates	Cumulative Percentage of Shares as to Which the Restricted Shares are Transferable and Nonforfeitable

6. Adjustment Provisions
  Recapitalization, etc. In the event there is any change in the outstanding Common Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, there shall be substituted for or added to each share of Common Stock theretofore appropriated or thereafter subject, or which may become subject, to this Plan Award, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. Adjustment under the preceding provisions of this section will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustment.
  Change in Control of the Company. In the event of a Change in Control (as defined in Section 2(g) of the Plan), the restrictions on all of the Restricted Shares granted pursuant to this Award Agreement to the extent such Restricted Shares have not previously been forfeited pursuant to Section 7 of this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable.

7. Termination of Employment
  Termination Generally. Subject to Section (b), if your employment relationship with the Company or any of its Subsidiaries is terminated for any reason, then that portion, if any, of this Plan Award for which restrictions have not lapsed as of the date of termination shall become null and void and such Restricted Shares shall be forfeited to the Company; provided, however, that the portion, if any, of this Plan Award for which restrictions have expired as of the date of such termination shall survive such termination.
  Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 7 and any employment agreement entered into by and between you and the Company, the terms of the employment agreement shall control.

8. Leave of Absence

With respect to the Plan Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of the Company, provided that rights to the Restricted Shares during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

9. Delivery of Stock

Promptly following the expiration of the restrictions on the Restricted Shares as contemplated in Sections 5, 6, and 7 of this Award Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate or other evidence of the number of Restricted Shares as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be requested. The value of such Restricted Shares shall not bear any interest owing to the passage of time.

10. Conditions to Delivery of Stock and Registration

Nothing herein shall require the Company to issue any shares with respect to the Plan Award if (a) that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933 or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect or (b) the withholding obligation as provided in Section 15 has not been satisfied.

From time to time, the Board and appropriate officers of the Company shall and are authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Common Stock available for issuance.

11. Furnish Information

You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

12. Remedies

The parties to this Award Agreement shall be entitled to recover from each other reasonable attorneys' fees incurred in connection with the enforcement of the terms and provisions of this Award Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

13. Information Confidential

As partial consideration for the granting of the Plan Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Award Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor militating against the advisability of granting any such future award to you.

14. Consideration

No restriction on the Restricted Shares shall lapse unless and until you have performed services for the Company or any of its Subsidiaries that the Company believes is equal to or greater in value than the par value of the Common Stock subject to this Plan Award.

15. Payment of Taxes

The Company may from time to time, in its discretion, require you to pay to the Company (or the Company's Subsidiary if you are an employee of a Subsidiary of the Company), the amount that the Company deems necessary to satisfy the Company's or its Subsidiary's current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Plan Award. With respect to any required tax withholding, you may (a) direct the Company to withhold from the shares of Common Stock to be issued to you the number of shares necessary to satisfy the Company's obligation to withhold taxes, that determination to be based on the shares' Fair Market Value, as defined in the Plan, at the time as of which such determination is made; (b) deliver to the Company sufficient shares of Common Stock to satisfy the Company's tax withholding obligations, based on the shares' Fair Market Value, as defined in the Plan, at the time as of which such determination is made; or (c) deliver sufficient cash to the Company to satisfy its tax withholding obligations. If you elect to use such a stock withholding feature, you must make the election at the time and in the manner that the Company prescribes. The Company may, at its sole option, deny your request to satisfy withholding obligations through Common Stock instead of cash. In the event the Company subsequently determines that the aggregate Fair Market Value, as defined in the Plan, of any shares of Common Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company's request, the amount of that deficiency.

16. Right of the Company and Subsidiaries to Terminate Employment

Nothing contained in this Award Agreement shall confer upon you the right to continue in the employ of the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment at any time.

17. No Liability for Good Faith Determinations

The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Award Agreement or the Restricted Shares granted hereunder.

18. No Guarantee of Interests

The Board and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

19. Company Records

Records of the Company or its Subsidiaries regarding your period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

20. Company Action

Any action required of the Company shall be by resolution of the Board or by a Person authorized to act by resolution of the Board.

21. Severability

If any provision of this Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

22. Arbitration

You and the Company agree, upon written request of either you or the Company, to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question ("Claims"), whether or not arising out of this Award Agreement or your employment (or its termination), whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against you or that you may have against the Company or its parents, subsidiaries or affiliates, and each of the foregoing entities' respective officers, directors, employees or agents in their capacity as such or otherwise, if such Claim is not resolved by the mutual written agreement between you and the Company, or otherwise, within 30 days after notice of the dispute is first given. Claims covered by this Section 22 include without limitation claims by you for breach of this Award Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation. Any arbitration shall be conducted in accordance with the Federal Arbitration Act ("FAA") and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") or such other rules of the AAA as are applicable to the claims asserted. If a party refuses to honor its obligations under this Section 22, the other party may compel arbitration in either federal or state court. The arbitrators shall apply the substantive law of Delaware (excluding choice-of-law principles that might call for the application of some other jurisdiction's law) or federal law, or both as applicable to the claims asserted. The arbitrators shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Award Agreement (including this Section 22), including any claim that all or part of the Award Agreement is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrators' award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas, Texas, upon the written request of any party to this Award Agreement. In the event that an arbitration is actually conducted pursuant to this Section 22, the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys' fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. Any and all of the arbitrators' orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrators may be confirmed and entered by any federal or state court having jurisdiction. All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by you, one arbitrator will be selected by the Company, and the two arbitrators so selected will select a third arbitrator; provided that (a) you or the Company shall use reasonably diligent efforts to select its respective arbitrator within 60 days after a matter is submitted to arbitration and (b) the parties (including arbitrators) shall not be limited to selecting arbitrators from only the AAA's lists of arbitrators. Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The arbitration hearing shall be conducted within 60 days after the selection of the arbitrators. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the majority of the arbitrators will be binding on all parties. Arbitrations will be conducted in a manner so that the final decision of the arbitrators will be made and provided to you and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. YOU ACKNOWLEDGE THAT BY SIGNING THIS AWARD AGREEMENT, YOU ARE WAIVING ANY RIGHT THAT YOU MAY HAVE TO A JURY TRIAL OR A COURT TRIAL, OF ANY EMPLOYMENT-RELATED CLAIM ALLEGED BY YOU.

23. Notices

Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

Company: 5525 Lyndon B. Johnson Freeway
Dallas, Texas 75240
Attention: Corporate Secretary

Holder: At your current address as shown in the Company's records

24. Waiver of Notice

Any person entitled to notice hereunder may waive such notice in writing.

25. Successors

This Award Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

26. Headings

The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

27. Governing Law

All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Common Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Common Stock.

28. Execution of Receipts and Releases

Any payment of cash or any issuance or transfer of shares of Common Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

29. Amendment

This Award Agreement may be amended by the Board; provided, however, that no amendment may decrease your rights inherent in this Plan Award prior to such amendment without your express written consent.

30. The Plan

This Award Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer as of the Date of Grant first above written.

Republic Companies Group, Inc.

By:

Name: Parker W. Rush

Title: President

Acknowledged and Agreed:

Signature

Printed Name

Date